Exhibit 6

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made as of December 1, 2005, by and between Spark Networks plc, a public limited company registered in England and Wales under number 3628907 whose registered office is located at 24-26 Arcadia Avenue, Finchley Central, London N3 2JU, England (the “Company”), and Great Hill Equity Partners II, Limited Partnership, a Delaware limited liability company whose registered office is located at One Liberty Square Boston, Massachusetts 02109 (“Shareholder”).

WHEREAS, Shareholder has requested that it and its Affiliates (as defined below) be permitted to own beneficially in the aggregate up to 29.9% of the outstanding Voting Securities (as defined below);

WHEREAS, the Company and Shareholder have previously entered into that certain confidentiality agreement dated October 14, 2005 (the “Confidentiality Agreement”) which contains a provision (the “Standstill Provision”) pursuant to which Shareholder agreed not to, among other things, directly or indirectly acquire, offer to acquire, or propose to acquire more than 2% of any class of securities or rights to acquire more than 2% of any class of securities of the Company for a period of one year from the date of the Confidentiality Agreement without the prior written consent of the Company or its Board of Directors; and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its shareholders to waive the Standstill Provision and permit Shareholder to increase its beneficial ownership subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing. Affiliates of Shareholder shall include, but not be limited to, Great Hill Affiliate Partners II Limited Partnership and Great Hill Investors, LLC but shall exclude any Person that is an Affiliate solely by reason of Shareholder and its Affiliates (i) owning less than 50% of the Total Voting Power of such Person, (ii) designating or having the right to designate less than a majority of the board of directors of such Person, and/or (iii) having customary shareholder rights pursuant to an agreement entered into in connection with a bona fide investment in such Person.

“Beneficial Ownership” and “Beneficially Own” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

“Governmental Authority” means any federal, state, local or foreign court, legislative, executive or regulatory authority or agency.

“group” shall have the meaning given to such term in Section 13(d)(3) of the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, including its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Group” means Shareholder and its Affiliates.

“Total Voting Power” means the aggregate number of votes (by reference to the Company’s register of members) which may (at the relevant time) be cast by holders of outstanding Voting Securities on a poll at a general meeting of the Company, having regard to any restrictions on voting imposed from time to time by the Company’s Articles of Association.

“Voting Securities” of any Person means all securities of such Person entitled, in the ordinary course, to vote in the election of directors of such Person.

ARTICLE 2

COVENANTS OF THE COMPANY

SECTION 2.01. Waiver of Standstill Provision. The Company shall waive Shareholder’s obligation to comply with the Standstill Provision as contained in the Confidentiality Agreement, which shall hereby be amended to delete the Standstill Provision, the language of which is set forth below:

You also agree that for a period of one year from the date of this letter agreement that without the prior written consent of the Company or its Board of Directors, neither you nor any of your affiliates or Representatives will, in any manner, directly or indirectly: (a) acquire, offer to acquire, propose (whether publicly or otherwise) to acquire, announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, more than 2% of any class of securities (or beneficial ownership thereof) or direct or indirect rights to acquire more than 2% of any class of securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (b) participate in (i) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (c) form, join or in any way participate in a “group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (d) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of the Company; (e) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Except as amended by this Section 2.01, the Confidentiality Agreement shall remain in full force and effect.

SECTION 2.02. Request of Total Voting Power. Not more than 2 U.K. business days following each written request from the Shareholder Group, the Company shall inform the Shareholder Group of the Total Voting Power then outstanding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Each party hereto represents and warrants to the other as follows:

(a) Authorization. Such party has the requisite power, authority and legal capacity to execute, deliver and perform and to consummate the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.

(b) No Conflicts; Consents. No consent of any Governmental Authority or other person is required to be obtained by such party in connection with the execution and delivery by such party of this Agreement.

SECTION 3.02. Shareholder represents and warrants to the Company as follows:

(a) The limited partnership agreement of the Shareholder contains a provision that states that the Shareholder “shall not make any Investments in, or make any Investment in any Person the purpose of which is to finance a tender offer for, any corporation if such Investment or tender offer is opposed by the Board of Directors of such corporation.”

(b) Prior to the date hereto, the Shareholder Group has not participated in discussions with any third party regarding any attempt by the Shareholder Group and such third party to acquire all or substantially all of the outstanding capital stock or assets of the Company.

ARTICLE 4

COVENANTS OF SHAREHOLDER

SECTION 4.01. Certain Actions. Subject to Section 4.02 below, Shareholder hereby agrees that neither it nor any of its Affiliates will, without the prior written consent of the Company:

(a) for a period of fourteen (14) months from the date hereof (“Fourteen Month Period”):

(i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership, including, without limitation, Beneficial Ownership, of any Voting Securities of the Company or direct or indirect rights to acquire any class of securities of the Company or any subsidiary thereof, or of any successor thereto, or any assets of the Company or any subsidiary or division thereof or of any such successor if after giving effect thereto, the Shareholder Group would Beneficially Own more than 29.9% of Total Voting Power;

(ii) participate in (A) any tender, takeover or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (B) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (C) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any Voting Securities of the Company or any of its subsidiaries;

(iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

(iv) otherwise act, alone or in concert with others, to seek to control the Board of Directors of the Company;

(v) take any action which would force the Company to make a public announcement regarding the matters set forth in (a)(i) above under applicable law; or

(vi) enter into any arrangements with any third party with respect to any of the foregoing;

(b) after the expiration of the Fourteen Month Period:

(i) acquire or agree, offer, or propose to acquire, or cause to be acquired by purchase or otherwise, whether individually or otherwise, Beneficial Ownership, of any Voting Securities of the Company or direct or indirect rights to acquire any class of securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person, if (1) prior to giving effect thereto, the Shareholder Group Beneficially Owns less than 60% of Total Voting Power, and (2) after giving effect thereto the Shareholder Group would Beneficially Own more than 29.9% of Total Voting Power (provided, that the Shareholder Group shall not be deemed to Beneficially Own any Voting Securities owned by any other Person if the sole reason the Shareholder Group is deemed to own such security is by reason of being the member of a group with such other Person AND no other indicia of Beneficial Ownership of such securities are attributable to the Shareholder Group); or

(ii) participate in (A) any tender, takeover or exchange offer, merger or other business combination involving the Company; or (B) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; if (1) prior to giving effect thereto, the Shareholder Group Beneficially Owns less than 60% of Total Voting Power, and (2) after giving effect thereto the Shareholder Group would Beneficially Own more than 29.9% of Total Voting Power (provided, that the Shareholder Group shall not be deemed to Beneficially Own any Voting Securities owned by any other Person if the sole reason the Shareholder Group is deemed to own such security is by reason of being the member of a group with such other Person AND no other indicia of Beneficial Ownership of such securities are attributable to the Shareholder Group).

SECTION 4.02. Acquisition of Voting Securities. The provisions of Section 4.01 shall not apply to:

(a) increases in the percentage of the Total Voting Power Beneficially Owned by the Shareholder Group solely as a result of a repurchase or redemption of securities by the Company, a rights issue, recapitalization, capitalisation, sub-division or consolidation or a share capital reduction and any other variation of the capital of the Company and/or rights in respect thereof, or capital distribution (being any distribution, whether in cash or in specie, out of capital profits or capital reserves (including share premium account and any capital redemption reserve fund)), or any other action taken by the Company;

(b) offers to acquire and acquisitions by the Shareholder Group of Beneficial Ownership of Voting Securities of the Company pursuant to bona fide written offers made after the expiration of the Fourteen Month Period, open for acceptance for a period of at least thirty (30) days from delivery, made to each and all of the Company’s holders of Voting Securities, to purchase for cash all of such securities then outstanding, provided, that such offer occurs at the same time and on the same terms and conditions for each such securityholder in accordance with the terms and conditions of any applicable law, code or regulations; or

(c) those Share Purchase Agreements of even date herewith between the Shareholder and Joe Y. Shapira, the Shareholder and Alon Carmel, the Shareholder and Tiger Global Management, L.L.C. and its affiliates and the Shareholder and Criterion Capital Management LLC and its affiliates (true and complete copies of which are attached hereto as Exhibit A) as such agreements are in effect as of the date of this Agreement or the exercise of any rights thereunder, in accordance with the terms and conditions of any applicable law, code or regulations.

SECTION 4.03. Lock-Up. No member of the Shareholder Group shall sell or transfer any of the shares purchased by any of them on the date hereof or any interests therein during the period commencing on the date hereof and ending on the date that is 180 days following the date hereof without the prior written consent of the Company; it being understood that this paragraph shall not prevent: (i) the pledge or transfer of such shares or any interest therein pursuant to any bona fide third party financing transaction or (ii) the sale or transfer of any such shares or any interest therein among the members of the Shareholder Group; provided, in the case of this clause (ii) that the purchaser or transferee agrees to be bound by the provisions of this Section 4.03.

SECTION 4.04. Notice to Depositary. The Company shall provide each depositary of ordinary shares of the Company reasonable advance written notice of all meetings of holders of such shares to permit each such depositary to solicit voting instructions from the owners thereof and to vote such shares in accordance with such instructions and the applicable global deposit agreement.

ARTICLE 5

TERMINATION

SECTION 5.01. Termination. This Agreement shall terminate upon the occurrence of any of the following:

(a) the written agreement of the Company and Shareholder to terminate this Agreement;

(b) the fifth anniversary of the date hereof; or

(c) the dissolution, liquidation or winding up of the Company.

ARTICLE 6

MISCELLANEOUS

SECTION 6.01. Specific Performance. Each party agrees that any breach by it of any provision of this Agreement would irreparably injure the other and that money damages would be an inadequate remedy therefor. Accordingly, each party agrees that the other shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof, in addition to any other remedy to which the other is entitled at law or in equity.

SECTION 6.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing (which shall not include email)) and shall be given, if to the Company, to:

Spark Networks plc

8383 Wilshire Boulevard

Suite 800

Beverly Hills, California 90211

Attention: General Counsel

Facsimile: 323-836-3333

with copies to:

Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Boulevard,

Seventh Floor

Los Angeles, California 90067

Attention: Thomas J. Poletti, Esq.

Facsimile: 310-552-5001

Steptoe & Johnson LLP

14-18 Gresham Street, Clements House

London, EC2V 7JE

England

Attention: Andrew Bloom

Fascimile: +44(0)20 7367 8001

if to Shareholder, to:

Great Hill Equity Partners II, Limited Partnership

One Liberty Square

Boston, Massachusetts 021209

Attention: Michael A. Kumin

Facsimile: 617-790-9401

with a copy to:

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, California 90067

Attention: Michael A Woronoff, Esq.

Facsimile: 310-557-2193

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 6.02.

SECTION 6.03. Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Shareholder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 6.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

SECTION 6.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties hereto.

SECTION 6.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state.

SECTION 6.9. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

SECTION 6.10. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Spark Networks plc

By:	/s/ DAVID SIMINOFF
Name:	David Siminoff
Title:	President and CEO

Great Hill Equity Partners II, Limited Partnership

By:	Great Hill Partners GP II, LLC, its general partner

By:	/s/ CHRISTOPHER S. GAFFNEY
Name:	Christopher S. Gaffney
Title:	A Manager